                                                                     EXHIBIT 1.1

[SANDLER O'NEILL & PARTNERS, L.P. LETTERHEAD]

                                                                SANDLER O'NEILL

April 14, 1998



Mr. Bruno J. Gioffre, Esq.
Chairman of the Board
Sound Federal Savings and Loan Association
300 Mamaroneck Avenue
Mamaroneck, New York  10543


Dear Mr. Gioffre:

         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), is pleased to act as an independent financial advisor to Sound Federal Savings and Loan Association (the "Association") in connection with the Association's proposed reorganization into mutual holding company form (the "Reorganization"), including the offer and sale of certain shares of the common stock (the "Common Stock") of the Association (or a middle-tier stock holding company) to the Association's depositors in a Subscription Offering, to members of the Association's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the common stock are sold in the Offerings. This letter is to confirm the terms and conditions of our engagement.


ADVISORY SERVICES

         Sandler O'Neill will act as a consultant and advisor to the Association and will work with the Association's management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Association may reasonably request:

         1. Consulting as to the securities marketing implications of any aspect of the Plan of Reorganization or related corporate documents;

         2. Reviewing with the Board of Directors the independent appraiser's appraisal of the

Sound Federal Savings and Loan Association
April 14, 1998
Page 2                                                           SANDLER O'NEILL


                 Common Stock, particularly with regard to aspects of the appraisal involving the methodology employed;

         3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Association and its counsel);

         4. Assisting in the design and implementation of a marketing strategy for the Offerings;

         5.      Assisting in obtaining all requisite regulatory approvals;

         6. Assisting Association management in scheduling and preparing for meetings with potential investors and broker-dealers; and

         7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.


SYNDICATED COMMUNITY OFFERING

         If any shares of the Common Stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Association and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Association under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 5% of the Aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O'Neill will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Association and the requirements of the Plan of Reorganization, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Common Stock.

Sound Federal Savings and Loan Association
April 14, 1998
Page 3                                                           SANDLER O'NEILL


FEES

         If the Reorganization is consummated, the Association agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

         1. a fee of one and one-half percent (1.5%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and in the Direct Community Offering, excluding in each case shares purchased by (i) any employee benefit plan of the Association (or any holding company of the Association) established for the benefit of the Association's directors, officers and employees, and (ii) any director, officer or employee of the Association or members of their immediate families; and

         2. with respect to any shares of the Common Stock sold by any NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of one and one-half percent (1.5%). Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of one and one-half percent (1.5%) of the Actual Purchase Price of such shares.

         If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Reorganization is terminated by the Association, no fees shall be payable by the Association to Sandler O'Neill hereunder; however, the Association shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder.

         All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Reorganization, or upon the termination of Sandler O'Neill's engagement hereunder or termination of the Reorganization, as the case may be. In recognition of the long lead times involved in the reorganization process, the Association agrees to make advance payments to Sandler O'Neill in the aggregate amount of $50,000, $20,000 of which shall be payable upon execution of this letter and the remaining $30,000 of which shall be payable upon commencement of the Subscription Offering, which shall be credited against any fees or reimbursement of expenses payable hereunder.

Sound Federal Savings and Loan Association
April 14, 1998
Page 4                                                           SANDLER O'NEILL


COSTS AND EXPENSES

         In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Association pursuant to the following paragraph, the Association agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Reorganization is consummated, including, without limitation, legal fees (up to a maximum of $45,000), advertising, promotional, syndication, and travel expenses; provided, however, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Association, and no individual expense (other than legal fees) in excess of $1,000 will be incurred by Sandler O'Neill without the prior approval of the Association, such approval not to be unreasonably withheld. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

         As is customary, the Association will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Association's counsel, accountants, conversion agent and other advisors.
In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Association, the Association will reimburse Sandler O'Neill for such fees and expenses whether or not the Reorganization is consummated; provided, however, that Sandler O'Neill shall not incur any substantial expenses on behalf of the Association pursuant to this paragraph without the prior approval of the Association.


DUE DILIGENCE REVIEW

         Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Association, its respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Association agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Association's management the financial condition, business and operations of the Association. The Association acknowledges that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Association and its directors, trustees, officers, employees, agents, independent accountants and counsel.

Sound Federal Savings and Loan Association
April 14, 1998
Page 5                                                           SANDLER O'NEILL



BLUE SKY MATTERS

         The Association agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Association will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.


CONFIDENTIALITY

         Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation or legal process, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Association obtained in connection with its engagement hereunder (whether or not the Reorganization is consummated) and will use such information only in connection with the Reorganization. As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Association, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Association who is not otherwise known to Sandler O'Neill upon due inquiry to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION

         Since Sandler O'Neill will be acting on behalf of the Association (and any holding companies created as part of the Reorganization) in connection with the Reorganization and the Offerings, the holding companies and the Association agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities Exchange Act of 1934 (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified

Sound Federal Savings and Loan Association
April 14, 1998
Page 6                                                           SANDLER O'NEILL


Party is a party; provided, however, that the Association and the holding companies will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any proxy statement or prospectus (preliminary or final), or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Association by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason (other than as a result of clause (i) or (ii) of the preceding sentence), the Association and the holding companies agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Reorganization and offerings bears to that of Sandler O'Neill.


DEFINITIVE AGREEMENT

         Sandler O'Neill and the Association agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Association and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (c) the only legal and binding obligations of the Association, the holding companies and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Association's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill, the Association and the holding companies and their respective counsel and shall contain standard indemnification provisions consistent herewith.

         Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Association's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler O'Neill or the Association may terminate this agreement if such Agency Agreement is not entered into prior to September 30, 1999.

Sound Federal Savings and Loan Association
April 14, 1998
Page 7                                                           SANDLER O'NEILL


         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                          Very truly yours,

                                          Sandler O'Neill & Partners, L.P.
                                          By: Sandler O'Neill & Partners Corp.,
                                              the sole general partner


                                          By:  /s/ CATHERINE A. LAWTON
                                             ----------------------------------
                                               Catherine A. Lawton
                                               Vice President


Accepted and agreed to as of
the date first above written:

Sound Federal Savings and Loan Association


By:  /s/ BRUNO J. GIOFFRE
   -------------------------------------------
     Mr. Bruno J. Gioffre, Esq.
     Chairman of the Board




cc:    Mr. Eric Luse, Esq.
       Luse, Lehman, Pomerenk & Schick